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                                                                 EXHIBIT 1


                        AZTEC TECHNOLOGY PARTNERS, INC.

                       INCENTIVE STOCK OPTION AGREEMENT
                    GRANTED UNDER 1998 STOCK INCENTIVE PLAN

     In accordance with the stock option exchange program of Aztec Technology Partners, Inc., a Delaware corporation (the "Company") and pursuant to the election by Jonathan J. Ledecky, an employee of the Company (the "Participant"), to exchange certain options previously granted by the Company to the Participant, this agreement supersedes and replaces a previously issued agreement, dated June 10, 1998, granting the Particpant an option to purchase 10,126 shares of common stock, $0.001 par value per share, of the Company ("Common Stock") at $9.875 per share (the "Cancelled Agreement"). The issuance of this agreement by the Company to the Participant effectively cancels and renders void the Cancelled Agreement.

     1.   Grant of Option.
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This agreement evidences the grant by the Company on December 14, 1998 to the
Participant, of an option to purchase, in whole or in part, on the terms provided herein and in the Company's 1998 Stock Incentive Plan (the "Plan"), a total of 5,276 shares (the "Shares") of Common Stock at $3.96875 per Share, with a vesting date of June 10, 1998 (the "Vesting Date"). Unless earlier terminated, this option shall expire ten years from the Vesting Date (the "Final Exercise Date").

It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the "Code"). Except as otherwise indicated by the context, the term "Participant", as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

     2.   Vesting Schedule.
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This option will vest as to one hundred percent (100%) of the Shares on June 10,
1998; provided, however, that such options shall not be exercisable until June
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10, 1999.

     3.   Exercise of Option.
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     a.   Form of Exercise.  Each election to exercise this option shall be in
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writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.
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     b.   Termination of Option.  Except as set forth in Section 3(c) below, the
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right to exercise this option shall terminate upon the Final Exercise Date.

     c.   Option Subject to Terms of Employment Agreement.  The exercisability
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 of his option is subject to the terms and conditions contained in the employment agreement between the Company and the Participant dated as of June 10, 1998.

     4.   Withholding.
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No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any Federal, state or local withholding taxes required by law to be withheld in respect of this option. This withholding obligation may be satisfied by the Participant transferring to the Company sufficient options underlying shares of stock such that the differential between the exercise price and the market price of such shares of stock, when multiplied by the number of options transferred, equals the withholding obligation.

     5.   Nontransferability of Option.
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This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

     6.   Provisions of the Plan.
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This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

          AZTEC TECHNOLOGY PARTNERS, INC.




Dated as of December 14, 1998      By:  /s/ Douglas R. Johnson
                                        ------------------------------
                                            Douglas R. Johnson
                                            Chief Financial Officer,
                                            Executive Vice President,
                                            Treasurer and Secretary
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                           PARTICIPANT'S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company's 1998 Stock Incentive Plan.


          PARTICIPANT:



          _________________________________________
          Signature

          Address: ________________________________

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